Exhibit 4.3

PLEASE SEE REVERSE SIDE FOR CERTAIN LEGEND INFORMATION

NUMBER 1

SHARES 1

Organized under the laws of the State of Delaware

NYTEX Energy Holdings, Inc.

Series B Redeemable Preferred Stock

Authorized Shares 1 – Par Value $0.001 Per Share

This Certifies that WayPoint Nytex, LLC is the registered holder of One (1) Shares

PREFERRED

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed. In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed.

this 23rd day of November A. D. 2010

Kenneth K. Conte, *Secretary*

CORPORATE SEAL 2009 DELAWARE

Michael K. Galvis, *President*

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED WITHOUT A VIEW TO THE DISTRIBUTION THEREOF, WITHIN THE MEANING OF SUCH TERMS AS USED IN THE ACT. THESE SHARES MAY BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED ONLY (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH CORPORATION (“CORPORATION”), (2) IN ACCORDANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR (3) IN A TRANSACTION PURSUANT TO WHICH THE CORPORATION RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED.

THIS STOCK CERTIFICATE IS SUBJECT TO THE SUBORDINATION AGREEMENT DATED AS OF NOVEMBER 23, 2010, AMONG THE COMPANY, WAYPOINT NYTEX, LLC AND PNC BANK, NATIONAL ASSOCIATION, AS AGENT, UNDER WHICH THIS STOCK CERTIFICATE AND THE COMPANY’S OBLIGATIONS HEREUNDER ARE SUBORDINATED IN THE MANNER SET FORTH THEREIN TO THE PRIOR PAYMENT OF CERTAIN OBLIGATIONS TO THE HOLDERS OF SENIOR INDEBTEDNESS AS DEFINED THEREIN AND ARE SUBJECT IN ALL RESPECTS TO THE TERMS AND PROVISIONS SET FORTH THEREIN.